Exhibit 99.1
Encore Energy Partners LP Declares Quarterly Distribution
FORT WORTH, Texas — (BUSINESS WIRE) — January 21, 2008 — Encore Energy Partners LP (NYSE: ENP) announced today that that the board of directors of its general partner has declared a cash distribution of $0.3875 per unit with respect to the quarter ended December 31, 2007. The distribution will be payable on February 14, 2008 to unitholders of record at the close of business on February 6, 2008.
About the Partnership
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Elk Basin of Wyoming and Montana and the Permian Basin of West Texas.
Contacts:
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
or
Diane Weaver, 817-339-0803
dweaver@encoreacq.com